Exhibit 23.4

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-174877) of Questar Pipeline Company and in the related Prospectus of our report dated February 21, 2013, with respect to the consolidated financial statements and schedule of Questar Pipeline Company included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

Salt Lake City, Utah
February 21, 2013